                                                            EXHIBIT 2.2

                  FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT

         This First Amendment is made as of April 19, 1999 by and between KE Acquisition Corp. ("Shareholder") and Churchill Downs Incorporated and Churchill Downs Management Company (collectively "Buyer") with respect to that certain
Stock Purchase Agreement by and between Shareholder and Buyer dated as of January 21, 1999 (the "Purchase Agreement").

         WHEREAS,   Buyer  and  Shareholder   have  agreed  to  resolve  certain
objections raised by Buyer with respect to the Extended Review Litigation on the terms set forth below in this Amendment; and

         WHEREAS, Shareholder and Buyer have agreed to extend the Closing Date as set forth in the Purchase Agreement as set forth below:

         NOW, THEREFORE, Shareholder and Buyer hereby agree that the Purchase Agreement remains in full force and effect, with the following amendments:

         1.    The   Closing   Date  as defined in Section  1.11 of the Purchase
               Agreement is hereby amended to be April 23, 1999, or such earlier date as is mutually agreed between Shareholder and Buyer.

         2. Shareholder is acknowledged to be a Florida corporation, and all references in the Purchase Agreement or any amendment thereto to the contrary are hereby deemed to be revised to reflect the status of Shareholder as a Florida corporation.

         3. The Buyer hereby confirms and agrees that, except as set forth below and except such conditions to be satisfied at Closing, the following conditions in Section 3.3 of the Agreement (those set forth in Sections 3.3.3, 3.3.4, and 3.3.6, but not those set forth in Sections 3.3.1 and 3.3.2 of the Purchase Agreement), as well as the conditions set forth in Sections 4.1 and 4.2 of the Purchase Agreement have been satisfied or waived by Buyer, subject only to:

               (a) the absence of the occurrence of an event described in Sections 3.3.5 or 3.3.7 of the Purchase Agreement (which conditions are understood and agreed to continue to such date as the Closing Date occurs);

               (b)  the due performance  and  satisfaction of the conditions set
                    forth  in  Sections   3.6,  3.7  and  3.8  of  the  Purchase
                    Agreement.

         4. Shareholder hereby agrees, subject to the Closing of the transaction described in the Purchase Agreement and subject to the limitations applicable to amounts indemnified pursuant to subsection (i) of Section 25 of the Purchase Agreement, to indemnify the Corporations for (a) up to $500,000.00 of the liability amounts payable by the Corporations in the event of a final judgment in favor of (i) the Investment Corporation of Palm Beach and its co-defendants on the merits in Calder Race Course, Inc. v. Investment Corporation of Palm Beach, et al., Case Number 98-14519, Circuit Court of Broward County requiring repayment by Calder and/or Tropical of amounts received and/or recorded as income by Calder

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               or  Tropical  as  breakage  or uncashed ticket revenues for 1996,
               1997 or 1998<F1>, (ii) the  Division of  Pari-Mutue   Wagering on
               the merits in INVESTMENT CORPORATION OF PALM BEACH,  CALDER  RACE
               COURSE,  INC. ET AL. V.  DEPARTMENT OF BUSINESS AND  PROFESSIONAL
               REGULATION,  Case Numbers 97-3414 and 97-2926,  District Court of
               Appeal  of  Florida,  Third  District<F2>, requiring  payment  or escheat  by  Calder  and/or  Tropical of amounts  received and/or recorded as income by Calder or Tropical as breakage or  uncashed ticket revenues for 1996,  1997 or 1998, or (iii) the  plaintiffs in the EEOC litigation<F3> requiring payment by Calder of damages to  such  plaintiffs,  provided, however, that the maximum amount subject to indemnification  by shareholder in respect of the EEOC litigation shall be $150,000;  and (b)  subject to the  aggregate
               $500,000 maximum indemnification  amount,  up to  $50,000  of any amount awarded as a part of a judgment against  the  Corporations
               and required to be paid  by  the   Corporations   in  respect  of
               out-of-pocket  costs and attorneys fees paid by the plaintiffs in the  EEOC  Litigation  or  the  defendants  in  the  Guest  Track
               Litigation. The aggregate  maximum indemnification amount payable by  Shareholder  shall be $500,000,  of which the maximum  amount subject to  indemnification  in  respect  of the EEOC  litigation
               (including  any  amounts  payable  pursuant  to clause (b) above)
               shall be  $150,000  (or such  lesser  amount as may be  available under  the  $500,000  aggregate  limit,  after  deduction  of any amounts  paid in respect  of the  Escheats  Litigation),  and the maximum  amount  subject  to  indemnification  in  respect of the
               Escheats  Litigation  (including any amounts payable  pursuant to clause (b) above) shall be $450,000 (or such lesser amount as may be available under the $500,000  aggregate limit, after deduction of any amounts paid in respect of the EEOC Litigation).  From and after the  Closing,  Buyer  shall have the right to  conduct  the
               Escheats  Litigation and the EEOC Litigation in the best interest of the Corporations,  as reasonably determined by Buyer. Prior to the Closing,  Shareholder  shall not agree to any  settlement  or compromise  of the EEOC  Litigation  or the  Escheats  Litigation
               without the prior written  consent of Buyer,  which consent shall not be unreasonably  withheld,  and after the Closing Shareholder may not settle or compromise such matters.  Subject to clause (b)
               above,  the  foregoing   indemnification  does  not  include  any
               indemnification  or  sharing of the costs  associated  with legal fees and expenses in such litigation (whether or not decisions on the merits of such litigation are rendered  adverse to Calder and
               Tropical),  and is  subject  to the  limitations  and  procedures applicable to claims  indemnified  pursuant to subsection  (i) of
               Section  25  of  the  Purchase  Agreement.   The  obligations  of
               Shareholder   set  forth  above  are  understood  and  agreed  by
               Guarantor to be included within the Guaranteed  Obligations which are the subject
--------
<F1>   (which litigation is referred to herein as the "Guest Track  Litigation")
<F2>   (which  litigation  is referred to herein as the "Division  Litigation").
(The  Guest  Track  Litigation   and  the  Division  Litigation are collectively
referred to herein as the "Escheats Litigation").
<F3>   EQUAL EMPLOYMENT OPPORTUNITY COMMISSION V. CALDER RACE COURSE,  INC.,
Case Number 97-4223, United   States District Court for the Southern District of
Florida,  Miami Division; and POER ET AL. V. CALDER RACE COURSE, INC.

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



               of the Guaranty (and are subject to the limitation on Guarantor's liability thereunder and otherwise subject to all terms and conditions of such Guaranty).

         5. Buyer and Shareholder hereby agree that adjustments shall be made to the Calder Race Course, Inc. and Tropical Park, Inc. Audited 1998 Annual Financial Statements, to (i) record a reserve in respect of outs and escheats receivables in the amount of $ 246,000.00 and (ii) record a reserve in respect of certain check receivables in the amount of $ 93,000 (the "Churchill Adjustments"), on the condition that such Churchill Adjustments shall have no force or effect for purposes of any of the financial calculations to be performed pursuant to the Purchase Agreement. For purposes of the EBITDA, Net Working Capital or Average Net Working Capital determinations to be performed pursuant to Section 2.2 of the Purchase Agreement, and any other adjustment which requires reference to the financial performance of either Calder, Tropical or the Corporations (each term as defined in the Purchase Agreement), such determinations shall be based on the financial statements and performance of Calder and Tropical assuming that the Churchill Adjustments had not been made.
         6. The Closing of the transaction described in the Purchase Agreement is intended to Close after the closing of the transaction described in Section 31 of the Purchase Agreement. Shareholder and Buyer shall continue to cooperate in their mutual efforts to cause the closing of such other transaction to occur before April 16, 1999.

This First Amendment shall be effective as of March 18,  1999.

Capitalized terms not otherwise expressly defined in this First Amendment shall have the same meanings set forth for such term in the Purchase Agreement. In the event of any conflict between the terms of this First Amendment and the terms of the Purchase Agreement, this First Amendment shall control. The Purchase Agreement remains in full force and effect and is not modified except as expressly set forth herein.

"SHAREHOLDER"                        "BUYER"

KE ACQUISITION CORP.,                CHURCHILL DOWNS INCORPORATED
a Florida corporation                a Kentucky corporation


By:  /S/ K. NISHIKAWA                By:  /S/ REBECCA C. REED
Its:  PRESIDENT                      Its:  SR. VICE PRESIDENT, GENERAL COUNSEL
                                           and Secretary



                                     CHURCHILL DOWNS MANAGEMENT
                                     COMPANY, a Kentucky corporation



                                     By:  /S/ REBECCA C. REED
                                     Its:  ASSISTANT SECRETARY



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

Guarantor acknowledges and agrees to the terms and conditions set forth in Paragraph 4 of the foregoing First Amendment.

"GUARANTOR"

KAWASAKI LEASING (USA), INC.
a Delaware corporation

By:  /S/ K. NISHIKAWA
Its:  PRESIDENT




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